                                  EXHIBIT 12(A)

                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.


                                                                            YEAR ENDED
                                                      13 Weeks Ended
(THOUSANDS, EXCEPT RATIOS)                                9/25/99     1999     1998     1997       1996      1995
                                                          -------     ----     ----     ----       ----      ----
                                                       (unaudited)
Fixed Charges
     Interest and amortization of debt issuance costs on
      all indebtedness                                     $ 5,368   $15,864   $ 7,336   $ 4,967   $ 3,934   $ 3,057


     Add interest element implicit in rentals                  470     1,158       521       394       222       211
                                                           -------   -------   -------   -------   -------   -------


     Total fixed charges                                   $ 5,838   $17,022   $ 7,857   $ 5,361   $ 4,156   $ 3,268
                                                           =======   =======   =======   =======   =======   =======

Income
     Income before income taxes                            $22,852   $53,863   $32,186   $ 6,400   $ 1,146       671


     Add fixed charges                                       5,838    17,022     7,857     5,361     4,156     3,295
                                                           -------   -------   -------   -------   -------   --------

     Income before fixed charges and income taxes          $28,690   $70,885   $40,043   $11,761   $ 5,302   $ 3,939
                                                           =======   =======   =======   =======   =======   =======


Ratio of earnings to fixed charges                            4.91      4.16      5.10      2.19      1.28      1.21